EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the incorporation by reference of our report dated April 28, 2026 with respect to the consolidated financial statements of PSM-ZJK Fasteners (Shenzhen) Co., Ltd. as of and for the years ended December 31, 2025 and 2024, which appears as Exhibit 99.1 to ZJK Industrial Co., Ltd.’s Annual Report on Form 20-F for the year ended December 31, 2025, in the Prospectus Supplement to the Registration Statement on Form F-3/A (Registration No. 333-293519) of ZJK Industrial Co., Ltd. filed with the Securities and Exchange Commission.

/s/ HTL International, LLC

Houston, TX

August 3, 2026